Exhibit 23.1

                          Independent Auditors' Consent



The Board of Directors
GSE Systems, Inc.


We consent to the incorporation by reference in the registration statement (No. 333-08805) on Form S-8 of GSE Systems, Inc. of our report dated March 15, 2002 relating to the consolidated balance sheets of GSE Systems, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2001 annual report on Form 10-K of GSE Systems, Inc.


/s/ KPMG LLP
Baltimore, Maryland
March 28, 2002